          News Release (NYSE:RPT)

RPT REALTY REPORTS FIRST QUARTER 2022 RESULTS; RAISES FULL YEAR 2022 OUTLOOK

Financial and Investment Highlights

•Net income attributable to common shareholders for the first quarter 2022 of $4.1 million, or $0.05 per diluted share, compared to $15.2 million, or $0.19 per diluted share for the same period in 2021.

•First quarter 2022 operating funds from operations per diluted share of $0.26 representing year-over-year growth of 36.8% primarily driven by net acquisition and management fee income growth, in addition to same property NOI growth of 9.9%.

•Closed on the acquisition of The Crossings shopping center in the Boston market for $104.0 million in April, demonstrating the Company's continued ability to accretively source off-market deals and elevating Boston to the Company's second largest market by annualized base rent ("ABR").

•Sold 1.3 million common shares on a forward basis under its at-the-market equity distribution ("ATM") programs at a weighted average price of $13.86 per share, generating expected gross proceeds of about $18.0 million.

Operational Highlights

•Signed leases totaling 716,317 square feet, representing the Company's highest quarterly volume since the first quarter 2010.

•Signed a new 103,000 square foot wholesale club to replace Regal Cinemas at River City Marketplace.

•Signed not commenced balance and leases in advanced negotiation of $10.3 million, up from $10.2 million as of December 31, 2021, demonstrating the occupancy upside in the portfolio.

•Generated comparable new lease spreads of 20.0% and 25.7% during the first quarter 2022 and on a trailing twelve-month basis, respectively, demonstrating the continued embedded mark-to-market opportunity in RPT's portfolio.

•Selected as one of the Best Places to Work in Commercial Real Estate by Globe St.

NEW YORK, May 4, 2022 - RPT Realty (NYSE:RPT) ("RPT" or the "Company") today announced its financial and operating results for the quarter ended March 31, 2022.

"We are pleased with another quarter of top and bottom-line earnings growth as we continue to benefit from accelerated and robust leasing activity with top tier tenants, as well as accretive acquisition growth from our investment platforms,” said Brian Harper, President and CEO. “Boston is now our number two market by annualized base rent following the acquisition of The Crossings and the anticipated acquisition of Brookline Village, highlighting our swift and meaningful transformation of RPT’s tenancy, portfolio quality, and growth profile.”

FINANCIAL RESULTS

Net income attributable to common shareholders for the first quarter 2022 of $4.1 million, or $0.05 per diluted share, compared to $15.2 million, or $0.19 per diluted share for the same period in 2021. Funds from operations ("FFO") for the first quarter 2022 of $25.9 million, or $0.27 per diluted share, compared to $15.7 million, or $0.19 per diluted share for the same period in 2021.
i

Operating FFO for the first quarter 2022 of $24.1 million, or $0.26 per diluted share, compared to $15.7 million or $0.19 per diluted share for the same period in 2021. Operating FFO for the first quarter 2022 excludes certain net income that totaled $1.8 million, primarily attributable to non-cash accelerations of below market lease intangibles. The change in Operating FFO was primarily driven by higher income from net acquisition activity and management fees, lower rental income not probable of collection and abatements, and lower interest expense partially offset by higher general and administrative expense.

Same property NOI for the first quarter 2022 increased 9.9% compared to the same period in 2021. The increase was primarily driven by a decline in rental income not probable of collection and higher base rent, which contributed 7.8% and 2.0% to same property NOI growth, respectively, partially offset by lower net recovery income.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the first quarter 2022, the Company signed 82 leases totaling 716,317 square feet. Blended re-leasing spreads on comparable leases were 6.6% with ABR of $15.79 per square foot. Re-leasing spreads on four comparable new and 52 renewal leases were 20.0% and 6.0%, respectively.

As of March 31, 2022, the Company had $7.5 million of signed not commenced rent and recovery income in addition to $2.8 million of rent and recovery income from leases that are in advanced negotiations.

The table below summarizes the Company's leased rate and occupancy results at March 31, 2022, December 31, 2021 and March 31, 2021.

Consolidated & Joint Ventures at Pro-rata	March 31, 2022	December 31, 2021	March 31, 2021
Aggregate Portfolio
Leased rate	93.2%	93.1%	92.0%
Occupancy	90.6%	90.7%	90.6%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.3%	96.4%	95.3%
Occupancy	93.6%	94.1%	94.3%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	85.5%	85.0%	84.0%
Occupancy	83.2%	82.4%	81.5%

BALANCE SHEET

The Company ended the first quarter 2022 with $12.9 million in consolidated cash, cash equivalents and restricted cash and full availability on its $350.0 million unsecured revolving credit facility. At March 31, 2022, the Company had approximately $853.7 million of consolidated debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and debt of $3.0 million and $50.5 million, respectively, results in a first quarter 2022 net debt to annualized adjusted EBITDA ratio of 6.8x. Proforma for the $10.3 million signed not commenced rent and recovery income, including leases in advanced negotiation, the net debt to annualized adjusted EBITDA ratio is 6.3x. Total debt including RPT's pro-rata share of joint venture debt had a weighted average interest rate of 3.58% and a weighted average maturity of 5.1 years.

FINANCING ACTIVITY

On February 22, 2022, the Company entered into an ATM agreement pursuant to which the Company may offer and sell, from time to time, the Company’s common shares of beneficial interest having an aggregate gross sales price of up to $150 million, including forward sales of common shares. The Company's prior $100 million ATM program was retired in conjunction with the new program's execution.

During the first quarter 2022, the Company sold 1.3 million common shares on a forward basis under its prior and new ATM programs at a weighted average price of $13.86 per share, generating gross proceeds of $18.0 million assuming full physical settlement of the shares. As of May 4, 2022, the Company had approximately $133.0 million available for future issuance of common shares under its new $150 million ATM program.

During the first quarter 2022, the Company, through its grocery-anchored investment platform, closed on two mortgages totaling $52.0 million or $26.8 million at the Company's pro-rata share with a weighted average fixed interest rate of 2.88%. The first mortgage is secured by Bedford Marketplace for $30.0 million and matures on March 1, 2032 with a fixed interest rate of 2.93%. The second mortgage is secured by Village Shoppes at Canton for $22.1 million and matures on March 1, 2029 with a fixed interest rate of 2.81%.

Also during the first quarter 2022, the Company, through its grocery-anchored investment platform, obtained a commitment on a mortgage, secured by the Dedham Shopping Center in Boston, totaling $53.2 million or $27.4 million at the Company's pro-rata share with a fixed interest rate of 3.35% and a ten-year term. The mortgage is expected to close in second quarter 2022 subject to customary closing conditions.

WHOLLY-OWNED ACQUISITIONS

On April 4, 2022, the Company closed on the acquisition of The Crossings shopping center, adjacent to the high barrier, coastal community of Portsmouth, NH through an off-market negotiation for a total contract price of $104.0 million. The Crossings is a 510,000 square foot open-air center in the Boston market. The property is 95% occupied and is dual anchored by a high performing Trader Joe’s and Aldi. The center features an attractive tenant lineup that includes investment-grade rated Dick’s, Best Buy, Kohl’s and McDonald's, in addition to strong credit tenants such as Ulta, Chipotle and Five Below. The current tenants have an average tenure of 22 years, highlighting the durability and stability of the rental stream. Tenant sales productivity is amongst the highest in the portfolio, driven by high three-mile incomes of $114,000, strong vehicle traffic of 54,000 per day along Route 4, no state sales tax, consistent year-round tourism demand and a true trade area population of over 250,000.

The Company is under contract to acquire Brookline Village in the Boston market for $5.0 million. Brookline Village represents the first purchase in the Company's first ring suburban street retail strategy that complements its existing Boston area presence. The asset is located on Harvard Street in Brookline, MA and consists of seven tenants covering 11,000 square feet, including a top performing Starbucks. The property is located in one of Boston's most affluent and densely populated submarkets with 3-mile average household income of over $120,000 and 3-mile population density of about 450,000. The acquisition is expected to close in the second quarter 2022, subject to satisfaction of customary closing conditions.

WHOLLY-OWNED DISPOSITIONS

During the first quarter 2022, the Company contributed two single-tenant properties from two RPT shopping centers to its net lease platform valued at $11.6 million.

NET LEASE INVESTMENT PLATFORM ACTIVITY

During the first quarter 2022, the net lease platform closed on the acquisition of two single-tenant properties from two RPT shopping centers totaling $11.6 million or $0.7 million at the Company's pro-rata share.

Subsequent to the end of the first quarter 2022, the net lease platform closed on the acquisition of a Starbucks property in Ridgeland, MS for $2.2 million or $0.1 million at the Company's pro-rata share and Ansonia Landing for a contract price of $14.0 million or $0.9 million at the Company’s pro-rata share. Ansonia Landing is a 91,000 square foot Stop & Shop grocery-anchored center in Ansonia, CT.

In conjunction with the net lease platform acquisitions closed during and after the first quarter 2022, the Company invested $1.7 million in preferred equity directly with its RGMZ joint venture partners, Zimmer and Monarch, which will earn a fixed return of 7.0%.

DIVIDEND

As previously announced, the Board of Trustees declared a second quarter 2022 regular cash dividend of $0.13 per common share. The Board of Trustees also approved a second quarter 2022 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends for the period April 1, 2022 through June 30, 2022 are payable on July 1, 2022 for shareholders of record on June 17, 2022.

2022 GUIDANCE

The Company is raising its 2022 operating FFO per diluted share guidance to $1.01 to $1.05 from $1.00 to $1.05 per diluted share. Selected expectations are outlined below:

Guidance item	Initial 2022 Guidance	Updated 2022 Guidance	1Q 2022 Actual
Operating FFO per diluted share	$1.00 to $1.05	$1.01 to $1.05	$0.26
Same property NOI growth(1)	2.0% to 4.0%	2.5% to 4.0%	9.9%
Acquisitions (in millions)(2)	+/- $125	+/- $225	$109
Dispositions (in millions)(2)	+/- $100	up to $200	$12
(1} Excluding the net positive impact of reversals of prior period rent not probable of collection totaling $1.4 million in 2021, same property NOI growth guidance is 3.5% to 5.0%.
(2) 1Q22 investment activity includes activity sold or under contract subsequent to the first quarter 2022.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2022 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2022 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from the Company's current expectations, its results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its first quarter 2022 conference call to discuss its financial and operating results.

Date:	Thursday, May 5, 2022
Time:	10:00 a.m. ET
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through May 12, 2022. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13727655.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of March 31, 2022, the Company's property portfolio (the "aggregate portfolio") consisted of 47 wholly-owned shopping centers, 10 shopping centers owned through its grocery anchored joint venture, and 40 retail properties owned through its net lease joint venture, which together represent 14.6 million square feet of gross leasable area (“GLA”). As of March 31, 2022, the Company’s pro-rata share of the aggregate portfolio was 93.2% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:

Vin Chao, Managing Director - Finance and Investments
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

v

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets ; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in interest rates and/or other changes in the interest rate environment; the discontinuance of LIBOR; the Company's ability to consummate the acquisitions described herein on the anticipated timeline and terms, or at all; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the ongoing impact of the novel coronavirus (“COVID-19”), or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, on the U.S., regional and global economies and on the Company’s business, financial condition and results of operations and that of its tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and quarterly report on Form 10-Q. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	March 31, 2022	December 31, 2021

ASSETS
Income producing properties, at cost:
Land	$312,113	$315,687
Buildings and improvements	1,512,451	1,512,455
Less accumulated depreciation and amortization	(433,060)	(422,270)
Income producing properties, net	1,391,504	1,405,872
Construction in progress and land available for development	41,027	43,017
Real estate held for sale	—	3,808
Net real estate	1,432,531	1,452,697
Equity investments in unconsolidated joint ventures	237,719	267,183
Cash and cash equivalents	12,249	13,367
Restricted cash and escrows	651	666
Accounts receivable, net	26,062	23,954
Acquired lease intangibles, net	34,360	37,854
Operating lease right-of-use assets	17,769	17,934
Other assets, net	98,524	88,424
TOTAL ASSETS	$1,859,865	$1,902,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$849,033	$884,185
Finance lease obligation	821	821
Accounts payable and accrued expenses	37,401	47,034
Distributions payable	13,570	12,555
Acquired lease intangibles, net	33,721	36,207
Operating lease liabilities	17,329	17,431
Other liabilities	5,784	8,392
TOTAL LIABILITIES	957,659	1,006,625

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 84,162 and 83,894 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	842	839
Additional paid-in capital	1,230,060	1,227,791
Accumulated distributions in excess of net income	(448,543)	(441,478)
Accumulated other comprehensive gain (loss)	9,526	(2,635)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	884,312	876,944
Noncontrolling interest	17,894	18,510
TOTAL SHAREHOLDERS' EQUITY	902,206	895,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,859,865	$1,902,079

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended
	March 31,
	2022	2021
REVENUE
Rental income	$53,998	$48,937
Other property income	1,350	840
Management and other fee income	741	316
TOTAL REVENUE	56,089	50,093

EXPENSES
Real estate tax expense	8,171	8,489
Recoverable operating expense	7,208	6,193
Non-recoverable operating expense	2,630	2,557
Depreciation and amortization	20,211	18,379
Transaction costs	114	—
General and administrative expense	8,348	7,370
TOTAL EXPENSES	46,682	42,988

Gain on sale of real estate	3,547	19,003

OPERATING INCOME	12,954	26,108

OTHER INCOME AND EXPENSES
Other income (expense), net	184	(107)
Earnings from unconsolidated joint ventures	1,101	801
Interest expense	(8,312)	(9,406)
INCOME BEFORE TAX	5,927	17,396
Income tax provision	(35)	(88)
NET INCOME	5,892	17,308
Net income attributable to noncontrolling partner interest	(116)	(398)
NET INCOME ATTRIBUTABLE TO RPT	5,776	16,910
Preferred share dividends	(1,675)	(1,675)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,101	$15,235

EARNINGS PER COMMON SHARE
Basic	$0.05	$0.19
Diluted	$0.05	$0.19

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	83,975	80,102
Diluted	85,582	81,123

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Net income	$5,892	$17,308
Net income attributable to noncontrolling partner interest	(116)	(398)
Preferred share dividends	(1,675)	(1,675)
Net income available to common shareholders	4,101	15,235
Adjustments:
Rental property depreciation and amortization expense	20,056	18,230
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	3,414	1,255
Gain on sale of income producing real estate	(3,454)	(19,003)
FFO available to common shareholders	24,117	15,717
Noncontrolling interest in Operating Partnership (2)	116	—
Preferred share dividends (assuming conversion) (3)	1,675	—
FFO available to common shareholders and dilutive securities	$25,908	$15,717
Gain on sale of land	(93)	—
Transaction costs	114	—
Severance expense (4)	—	28
Above and below market lease intangible write-offs	(1,624)	(99)
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	(90)	10
Insurance proceeds, net (5)	(136)	—
Operating FFO available to common shareholders and dilutive securities	$24,079	$15,656

Weighted average common shares	83,975	80,102
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	1,739	—
Dilutive effect of restricted stock	1,607	1,021
Shares issuable upon conversion of preferred shares (3)	7,017	—
Weighted average equivalent shares outstanding, diluted	94,338	81,123

FFO available to common shareholders and dilutive securities per share, diluted	$0.27	$0.19

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.26	$0.19

Dividend per common share	$0.130	$0.075
Payout ratio - Operating FFO	50.0%	39.5%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the three months ended March 31, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.21 (based on 1,909 weighted average OP Units outstanding). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three months ended March 31, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earnings per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three months ended March 31, 2021.
(4)Amounts noted are included in General and administrative expense.
(5)Amounts noted are included in Other income (expense), net.g

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended March 31,
	2022	2021
Net income available to common shareholders	$4,101	$15,235
Preferred share dividends	1,675	1,675
Net income attributable to noncontrolling partner interest	116	398
Income tax benefit	35	88
Interest expense	8,312	9,406
Earnings from unconsolidated joint ventures	(1,101)	(801)
Gain on sale of real estate	(3,547)	(19,003)
Other expense (income), net	(184)	107
Management and other fee income	(741)	(316)
Depreciation and amortization	20,211	18,379
Transaction costs	114	—
General and administrative expenses	8,348	7,370
Pro-rata share of NOI from R2G Venture LLC (1)	4,559	2,031
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	223	10
Lease termination fees	(154)	(24)
Amortization of lease inducements	213	211
Amortization of acquired above and below market lease intangibles, net	(2,263)	(737)
Straight-line ground rent expense	77	77
Straight-line rental income	(263)	(396)
NOI at Pro-Rata	39,731	33,710
NOI from Other Investments	(6,113)	(1,815)
Non-RPT NOI from RGMZ Venture REIT LLC (3)	1,588	151
Same Property NOI	$35,206	$32,046

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
(3) Represents 93.6% of the RGMZ Venture REIT LLC properties included in Same Property NOI after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2022		2021
Reconciliation of net income to annualized adjusted EBITDA
Net income	$5,892		$17,308
Interest expense	8,312		9,406
Income tax provision	35		88
Depreciation and amortization	20,211		18,379
Gain on sale of income producing real estate	(3,454)		(19,003)
Pro-rata share of interest expense from unconsolidated entities	317		5
Pro-rata share of depreciation and amortization from unconsolidated entities	3,414		1,255
EBITDAre	34,727		27,438

Severance expense	—		28
Above and below market lease intangible write-offs	(1,624)		(99)
Transaction costs	114		—
Gain on sale of land	(93)		—
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(90)		10
Insurance proceeds, net	(136)		—
Adjusted EBITDA	32,898		27,377
Annualized adjusted EBITDA	$131,592		$109,508

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$849,033		$927,112
Unamortized premium	(133)		(892)
Deferred financing costs, net	3,966		3,410
Consolidated notional debt	852,866		929,630
Pro-rata share of debt from unconsolidated joint venture	50,543		1,386
Finance lease obligation	821		875
Cash, cash equivalents and restricted cash	(12,900)		(143,355)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(2,978)		(2,022)
Net debt	$888,352		$786,514

Reconciliation of interest expense to total fixed charges
Interest expense	$8,312		$9,406
Pro-rata share of interest expense from unconsolidated entities	317		5
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	331		625
Total fixed charges	$10,635		$11,711

Net debt to annualized adjusted EBITDA	6.8	x	7.2	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.8	x	2.9	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	3.1	x	2.3	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured proceeds, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and bond interest proceeds that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC and RGMZ Venture REIT LLC unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three months ended March 31, 2022 and 2021 represents NOI from the Company's same property portfolio consisting of 40 consolidated operating properties and our 51.5% pro-rata share of four properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 25 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes seven properties that are part of our Marketplace of Delray multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2021. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three months ended March 31, 2022 and 2021 represents pro-rata NOI primarily from (i) properties disposed of and acquired during 2021, (ii) Hunter's Square, Marketplace of Delray and The Crossroads (R2G) where the Company has begun activities in anticipation of future redevelopment, (iii) certain property related employee compensation, benefits, and travel expense and (iv) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners’ share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal, which excludes deferred financing costs, net, of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 33 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.